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FOR IMMEDIATE RELEASE

Contact:   Joseph G. Warren, Jr.                Contact:   Frank D. Edwards
           (Bowmar) (602) 437-1520                         (EDI) (508) 366-5151


BOWMAR INSTRUMENT AND ELECTRONIC DESIGNS TO MERGE

PHOENIX, AZ AND WESTBOROUGH, MA, May 4, 1998 - Bowmar Instrument Corporation (Bowmar) (AMEX:BOM) and Electronic Designs, Inc. (EDI) (Nasdaq:EDIX) today announced a definitive agreement to enter into a merger. Under the terms of the agreement, each share of EDI's stock will be exchanged for 1.375 shares of Bowmar stock. Subject to approval of both companies' shareholders, the transaction is expected to close this summer. Don McGuinness, EDI's chairman and chief executive officer, will be chairman of the combined company, and Hamid Shokrgozar, president and chief executive officer of Bowmar, will be president and chief executive officer of the combined company.

"We are very excited to have reached this agreement with Electronic Designs Inc." said Hamid Shokrgozar. "In addition to representing significant new business opportunities, this merger will enhance the combined companies' position and capabilities in the commercial telecommunication and data communications marketplaces. Together we will be a preeminent supplier of ruggedized memory products to the avionics and defense industry."

Don McGuinness called the complementary business strength of the two organizations very significant. "Our goal is to create a strong financial base to support growth opportunities in the commercial market. This is a strategic win for both companies," stated McGuinness. "This merger allows us each to focus on our core strengths--developing, manufacturing and providing the advanced products of choice for the communications, avionics and defense markets."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Actual results may differ materially from those stated depending upon a number of factors, including, but not limited to, the companies' ability to develop new products, product supply and demand, order patterns and cancellations, pricing pressures and stability, trends in outsourcing and competition from suppliers with greater resources and the other risks and uncertainties detailed from time to time in both companies' SEC reports.

Bowmar, which is headquartered in Phoenix, Arizona, designs, manufactures and sells state-of-the-art microelectronic and semiconductor memory products for a variety of commercial, industrial and military markets, particularly for telecommunications and data




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communications equipment.  To learn more about Bowmar's microelectronic business, visit its web site at www.whitemicro.com.

EDI design, manufactures and markets semiconductor memory and flat panel display products for OEMs in the global commercial, industrial and military markets, particularly telecommunications, data communications and avionics. Information about EDI is accessible through its web site at www.electronic-designs.com.